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[NEWS RELEASE]

Contact(s):                                      Visteon Corporation
           Media Inquiries:                      17000 Rotunda Drive
           Greg Gardner                          Dearborn, Michigan  48126
           Public Affairs
           313-755-0927
           ggardne9@visteon.com

           Facsimile: 313-755-7983

           Investor inquiries:
           Derek Fiebig
           313-755-3699
           dfiebig@visteon.com


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VISTEON ELECTS KARL J. KRAPEK TO BOARD OF DIRECTORS

DEARBORN, Mich., Feb. 12, 2003-- Visteon Corporation (NYSE: VC) today announced that its Board of Directors has elected Karl J. Krapek to the Board.

Karl Krapek retired in January 2002 from United Technologies Corporation where he was president and chief operating officer since April 1999. He had been a director of UTC since 1977. Prior to that he served as president of UTC's Pratt & Whitney Aircraft Engine division, Carrier Corporation and its Otis Elevator Co.

UTC hired Krapek in 1982 as vice president of operations for Otis Elevator. While chairman, president and chief executive officer of Carrier, the company introduced the scroll compressor, a technological breakthrough that improved the energy efficiency of cooling and heating systems. He also led efforts to remove ozone-depleting chlorofluorocarbons from Carrier air conditioning and transportation refrigeration products.

He earned a bachelor's degree in industrial engineering from the General Motors Institute (now Kettering University) and a master's of science degree from Purdue University.


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Krapek serves as vice chairman of the Board of Trustees for the Connecticut
State University System and chairs its finance and administration committee, and is a director of St. Francis Care Inc. He served as chairman of the Aerospace Industries Association in 2000-2001 and as national co-chair of the American Architectural Foundation capital campaign to restore the Octagon in Washington, D.C.


"We're delighted to have Karl join the Board," Peter J. Pestillo, Visteon's Chairman and Chief Executive Officer said. "He brings an impressive range of talents and leadership that will contribute to improving Visteon's performance and customer orientation."

Kathleen Hempel, who has served on Visteon's Board of Directors since July 2001, is stepping down to devote more time to other corporate and civic duties.

Krapek joins Pestillo, William Gray, Steven Hamp, Robert Jenkins, Mike Johnston, Charles Schaffer, Thomas Stallkamp and Robert Teeter on the Board.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has about 77,000 employees and a global delivery system of more than 180 technical, manufacturing, sales and service facilities located in 25 countries.

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      Visteon news releases, photographs and product specification details are available at www.visteon.com






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